CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Pacific Captial Bancorp:

We consent to incorporation by reference in the registration statement (No. 33-83848) on Form S-8 of Pacific Capital Bancorp of our report dated January 23, 1998, relating to the consolidated balance sheets of Pacific Capital Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which appears in the December 31, 1997, annual report, which is incorporated by reference on Form 10-K of Pacific Capital Bancorp.

                                       KPMG Peat Marwick LLP

Mountain View, California
March 25, 1998